AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT
This Amendment is made as of the 13th day of May, 2021, to the Investment Sub-advisory Agreement dated January 8, 2021 (the “Agreement”) by and between Wilshire Advisors LLC, a Delaware limited liability company (“Adviser”), and Fred Alger Management, LLC, a registered investment adviser (“Sub-Adviser”).
WHEREAS, the Adviser and Sub-Adviser desire to amend certain provisions of the Agreement;
WHEREAS, the Agreement provides that the Agreement may only be amended by mutual written agreement signed by both parties; and
NOW, THEREFORE, in consideration of the foregoing and the undertakings and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows.
1.The first sentence of the third paragraph of Section 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“ Under no circumstances shall Sub-Adviser, unless otherwise agreed to in writing by each Fund, have or maintain, within the meaning of Rule 206(4)-2 of the Investment Advisers Act of 1940 (the “Adviser’s Act”), custody and/or physical control of the assets in the Portfolio Segments.

2.Section 6 of the Agreement is hereby deleted in its entirety and replaced in its entirety with the following:
“6. No Affiliated Brokers. Unless otherwise given written approval from the Adviser to do so, neither Sub-Adviser or nor any affiliated person of Sub-Adviser may act as broker for any Fund Portfolio in connection with the purchase or sale of securities or other investments for such Portfolio Segment.”
3.All other terms and conditions of the Agreement are hereby ratified and confirmed and shall not otherwise be affected by this Amendment.

4.This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute an instrument, binding upon all parties to this Amendment, and notwithstanding that all parties may not have executed the same counterpart.

WILSHIRE ADVISORS LLC		FRED ALGER MANAGEMENT, LLC
By:	/s/ Jason Schwarz	By:	/s/ Tina Payne
Name:	Jason Schwarz	Name:	Tina Payne
Title:	COO	Title:	General Counsel
Date:	5/17/21	Date:	5/18/21
	(printed or typed name and title)		(printed or typed name and title)